Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
FOR IMMEDIATE RELEASE
CDC Software Revises Full Year Profit Guidance Upward
SHANGHAI, ATLANTA — Nov. 23, 2009 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced that, based on preliminary financial results and estimates, its profit guidance for 2009 is revised upward and it expects net income attributable to controlling interest to be in the range of $17.2 — $19.3 million and Adjusted EBITDA (a) to be in the range of $50.2 — $51.5 million. This represents an increase of 11 percent and 4 percent respectively from guidance previously given in the second quarter of 2009.
Previous guidance for 2009, which was provided after CDC Software announced second quarter earnings, projected net income attributable to controlling interest in the range of $15-$18 million and Adjusted EBITDA in the range of $48 — $50 million. Revenue guidance has not changed and is expected to be in the range of $197 million — $200 million for the full year of 2009.
“We are pleased to revise our profit guidance upward for 2009 since we have seen stronger gross margins, continuing improvement in cost management, and a growing sales pipeline,” said Peter Yip, CEO of CDC Software. “Our fourth quarter sales pipeline has continued to increase and has shown steady growth over the last four quarters. In addition, our cross-sell opportunities during the fourth quarter continued to increase and we already have closed several new sales deals. As we have previously stated, we are well positioned to continue our growth through organic and cross-sell sales opportunities, as well as synergistic acquisitions in both the on-premise as well as Software as a Service (SaaS) models.”
About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. CDC Software provides customers with maximum flexibility in their solutions through multiple deployment options which best fit their business needs. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions such as on-premise, cloud-based or hybrid (blending of the two options) deployment offerings. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Activplant (enterprise manufacturing intelligence), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time supply chain event management), CDC Power (discrete ERP), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations relating to GAAP net income, Adjusted EBITDA and revenue, our beliefs regarding our internal quarterly expectations, our beliefs regarding our sales pipeline and cross-selling opportunities, our expectations regarding new logo license sales in the third quarter of 2009 and our sales pipeline, our beliefs regarding our future performance, our beliefs regarding our ability to continue improving our business fundamentals and key operational metrics, our beliefs regarding our ability to continue our growth through organic and cross-sell sales, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; and (p) the risk that the preliminary financial results provided herein could differ from our actual results. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.